COMMONWEALTH OF KENTUCKY
FAYETTE CIRCUIT COURT
8TH DIVISION
Case Number 17-CI-925

WILLIAM ALESSI	)
PURE ENERGY 714, LLC	)
	)
PLAINTIFFS	)
vs.	)
	)
MEDPRO SAFETY PRODUCTS, INC.	)
a Nevada Corporation, and	)
DOES I-V, Inclusive,	)
	)
DEFENDANTS	)

CONSENT JUDGMENT

WHEREAS, William Alessi and Pure Energy 714, LLC, the Plaintiffs herein, are willing to enter into an agreement regarding the best interests of the Defendant, MedPro Safety Products, Inc., and its estate held by the Custodian; and

WHEREAS, Plaintiffs agree to resolve their claims without the need for litigation; and

WHEREAS, the Court held a hearing on February 2, 2018 regarding Plaintiffs' Motion for Entry of Consent Order, same being supported by the Affidavit of William Alessi;

AND WHEREAS, Plaintiffs agree and consent to entry of this Consent Judgment without trial or adjudication of any issue of fact or law, and the Custodian appointed by this Court agrees to the entry of this Consent Judgment to terminate this legal proceeding.

NOW THEREFORE, without trial or further adjudication of issues of fact or law, and upon consent of Defendants, the Court finds that there is good and sufficient cause to enter this Consent Judgment, and that it is therefore ORDERED, ADJUDGED, AND DECREED:

(1) The Court accepts Plaintiffs' recommendations and finds that Plaintiffs have a bona fide claim against Defendants for breach of fiduciary duty. Having found that the shares to be issued upon exchange of the claim are fair to Plaintiffs, the Court concludes that MedPro Safety Products, Inc. shall issue (a) 9,000,000 shares of stock to "WILLIAM R ALESSI JR, CHARLES SCHWAB & CO INC CUST, ROTH CONTRIBUTORY IRA", and (b) 45,000,000 shares of stock to Pure Energy 714, LLC, which represents a change of control.

(2) Accordingly, the transfer agent for MedPro Safety Products, Inc. shall be authorized to issue said stock certificates to the Plaintiffs herein, and upon said issuance of same, Plaintiffs' claim against MedPro Safety Products, Inc. shall be deemed settled.

(3) The financial statements of MedPro Safety Products, Inc. dated September 30, 2013 and filed with OTCMarkets.com shall be relied upon and used as a starting point for future financials to be constructed financial.

(4) The Custodian is not required to provide a final accounting as specified in the Default Judgment, as he is not in receipt of any funds pursuant to his custodianship.

(5) The Custodian, James H. Frazier III, appointed by the Court on October 23, 2017, is hereby discharged from his appointment, said custodianship is hereby terminated, and James H. Frazier III, including his representatives, agents and attorneys, jointly and severally, are hereby fully released and forever discharged from any and all claims, actions, causes of action and liabilities, whether known or unknown, in relation to this custodianship.

(6) This is a final and appealable order.

SO ORDERED this 13 day of Feb, 2018.

/S/ THOMAS L. TRAVIS
A TRUE COPY
ATTEST: VINCENT RIGGS, CLERK
FAYETTE CIRCUIT COURT
BY: [signature] D.C.

Honorable Judge Thomas L. Travis

TENDERED BY:

BUNCH & BROCK, PSC

BY: ______________________

W. Thomas Bunch II, Esq.
271 W. Short St., Suite 805
Lexington, KY 40507-1217
(859) 254-5522

ATTORNEY FOR PLAINTIFFS

HAVE SEEN:

MCBRAYER, MCGINNIS LESLIE & KIRKLAND, PLLC

BY: ______________________

Thomas D. Flanigan
201 E. Main Street, Suite 900
Lexington, KY 40507

ATTORNEY FOR CUSTODIAN

CERTIFICATE OF SERVICE

This is to certify that the foregoing Order was served on FEB 14 2018, 2018 by U.S. Mail, postage pre-paid, upon:

W. Thomas Bunch II
Bunch & Brock, PSC
271 W. Short St., Suite 805
Lexington, KY 40507-1217

Medpro Savety Products, Inc.
c/o FBT LLC Lexington
250 West Main St, Ste 2700
Lexington, KY 40507
DEFENDANT

Hon. James H. Frazier III
Master Commissioner - Custodian
201 E Main Street Ste 770
Lexington, KY 40507

Vincent Riggs

____

CLERK, FAYETTE CIRCUIT COURT